Exhibit 99.1

NEXGEL Acquires International Beauty Brand, Silly George

Acquisition further expands NEXGEL Health, Wellness, and Beauty consumer product portfolio

Silly George is on a revenue run rate of approximately $2 million

LANGHORNE, Pa. – May 16, 2024 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced the acquisition of Silly George, an international beauty company with specialty in eye and eyelash consumer products and a revenue run rate of approximately $2 million.

Silly George offers its loyal consumer base a full product line of eye and eyelash products including hassle-free alternatives to harmful glue-on eyelashes such lash extensions, lash serum and accessories. Silly George is predominately sold DTC and on Amazon not only in the United States, but internationally in the United Kingdom, Australia and the Netherlands as well. The Company recently launched a new line of Pop-On Lashes leveraging its new lash technology to create non-toxic, long-wear eyelash extensions that are easy to apply and remove and can last for five to ten days.

“We are continuously evaluating opportunities to acquire leading health and beauty consumer product brands that are accretive and synergistic. Silly George will add approximately $2 million in annualized revenue and represents another step forward in achieving the critical mass and cash flow necessary to reach our goal of profitability,” said Adam Levy, CEO of NEXGEL. “Leveraging our consumer brand platform, there are immediate operational synergies that exist through the combination of our companies including optimization of marketing and overlap in expenses that will drive operating margin expansion. Additionally, Silly George has built a large social media following and consumer database, which includes 88,000 Facebook and 83,000 Instagram followers as well as over 254,000 customer emails, all of which will offer us cross selling opportunities. We welcome Miranda Semmens and her team to NEXGEL.”

Miranda Semmens, CEO of Silly George, stated, “We are proud of the brand that we have built to support the beauty and health of our consumers eyes and lashes. NEXGEL’s focus on skin integrity and overall skincare strongly complements our commitment to high-quality beauty products. Given its strong record of bringing innovative health and beauty products to the forefront of the consumer healthcare industry, we believe NEXGEL is the right partner to bring our business forward in the next stage of our growth.”

NEXGEL has acquired all of the assets of Silly George for $400,000 in cash, $200,000 in NEXGEL common stock, and a 4-year net profit earn out. Under the terms of the agreement, management of Silly George will remain in place and inventory will be provided by the seller at cost and paid for after the sale of each unit.

About NEXGEL, INC.

NEXGEL is a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogels. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL brands include Silverseal, Hexagels, Turfguard, Kenkoderm, and Dermablock. Additionally, NEXGEL has strategic contract manufacturing relationships with leading consumer healthcare companies.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

valter@kcsa.com